Exhibit 99.1
Wednesday, January 2, 2008

WGNB Corp. Announces Status of 4thQuarter Credit Review

CARROLLTON, GA – WGNB Corp. (Nasdaq: WGNB) announced today the current status of certain credit quality metrics for the fourth quarter of 2007.  Due to deteriorating conditions in the Company’s residential real estate markets, WGNB will report an increase in both non-performing assets and the loan loss provision for the three months ended December 31, 2007.  Specifically, the Company expects to report a loan loss provision of approximately $2.3 million for the fourth quarter of 2007, compared to $750 thousand for the third quarter of 2007. The loan loss provision for the twelve months ended December 31, 2007 is expected to be $3.8 million. The allowance for loan and lease losses is expected to be $8.6 million, which represents 1.30% of total loans.

Non-performing assets (including non-accrual loans, other real estate owned and loans 90 days past due) total $42.0 million, or 6.3% of total loans and other real estate owned, as of December 31, 2007.  This compares to $23.5 million, or 3.5% of loans and other real estate owned as of September 30, 2007.

As a result of the conditions described above, WGNB estimates earnings for the fourth quarter of 2007 to be $0.07 cents per diluted share and $1.26 per diluted share for the year ending December 31, full year 2007.

“In response to market conditions, management has been actively reviewing our loan portfolio with a particular emphasis on our residential real estate exposure,” said H. B. “Rocky” Lipham, III, Chief Executive Officer of WGNB Corp.  “We have spent the last three months evaluating credit, analyzing valuations and aggressively collecting on problem residential real estate loans.  As a result of this extensive review, ongoing senior management analysis and our strong capital levels, we believe we are well positioned to manage through this difficult credit cycle.”

“Much appreciation goes to our management and staff for their diligence and leadership during this challenging time created by excesses in the housing market,” added Lipham. “As we enter 2008, we remain focused on exceptional service to our existing customers while winning new customers through expanded calling efforts and diversification of our loan mix.”

The information provided above will have no affect on the dividend of $0.21 cents per share which was previously announced on December 24, 2007, nor is this charge anticipated to have an affect on future dividends.

WGNB Corp. plans to report its results for the fourth quarter and year ended December 31, 2007 during the week of January 14, 2008.

WGNB Corp. stock is traded on the NASDAQ Capital market under the symbol WGNB. First National Bank of Georgia has 16 full service locations in Carroll, Haralson, Douglas and Coweta counties, and 24 ATM locations in the west Georgia area. For more information about First National Bank of Georgia, visit the company’s Web site at www.wgnb.com.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risk and uncertainties include but are not limited to, general economic conditions, competition and other factors, included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,”  “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates”  are similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company.  The Company complies with Federal and State laws applicable to the disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

If you have questions about this or other financial information please contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112